UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607

(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2017, the Board of Directors (the “Board”) of 1347 Property Insurance Holdings, Inc. (the “Company”) appointed Lewis Johnson to the Board as a Class II director. The Board has not made any determinations regarding committee assignments for Mr. Johnson at this time.

Mr. Johnson is President, Co-Founder and Partner of Fundamental Global Investors, an SEC registered investment advisor that manages equity and fixed income hedge funds and Co-Chief Investment Officer of CWA Asset Management Group, LLC d/b/a Capital Wealth Advisors, a wealth advisor and multi-family office. Mr. Johnson is also a director at Ballantyne Strong, Inc. (NYSE: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, and government markets as well as RELM Wireless Corporation (NYSE: RWC), a technology company that designs, manufactures, and markets wireless communication products. Prior to co-founding Fundamental Global Investors and partnering with Capital Wealth Advisors, Mr. Johnson was a private investor from 2010-2012. Mr. Johnson was a Portfolio Manager and Managing Director at Louis Dreyfus Highbridge Energy from 2008-2010.

As a director of the Company, Mr. Johnson will participate in the Company’s non-employee director compensation program. Under the non-employee director compensation program, each non-employee director will receive an annual cash fee of $50,000 (paid in four equal quarterly installments).

There are no arrangements or understandings between Mr. Johnson and any other persons pursuant to which he was elected as a director. There are no transactions between Mr. Johnson and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Vice President and Chief Financial Officer